Exhibit 10.2

exlservice.com

PRIVATE AND CONFIDENTIAL

May 1, 2009

Mr. Vishal Chhibbar

20 Banks Avenue

Hampton, Melbourne

Victoria – 3188

Australia.

EMPLOYMENT AGREEMENT

Dear Vishal,

Further to the recent meetings and discussions you had with us, we are now pleased to offer you an appointment with exl Service.com (I) Pvt. Ltd. (“the Company”) to the position of Vice President and Chief Financial Officer on the terms and conditions set out herein after:

1.	EMPLOYMENT

1.1	Your effective date of joining (“Joining Date”) shall be no later than 1st June, 2009.

1.2	Your employment with the Company is subject to:

(i)	the accuracy of the testimonials and information provided by you;

(ii)	your being free from any contractual restrictions preventing you from accepting this offer or starting work on the above-mentioned date;

(iii)	on our receiving two satisfactory references; and

(iv)	if so asked by the Company, your disclosing on your own behalf and, if married, on your spouse’s behalf full details of any external directorships held and any personal business interests including partnerships, shareholdings and trusteeships; involvement in any other business ventures involving unlimited liability; personal liabilities in connection with business activities; and involvement in other positions external to the Company and acceptance by the Company of those external interests.

If you breach any of the aforesaid conditions, this offer shall stand revoked automatically (whether you have accepted it or not) and, if you have already commenced employment with the Company, such employment will automatically terminate without giving you any claim for compensation or damages, but without prejudice to the Company’s rights and remedies against you.

2.	PLACE OF POSTING

2.1	Your initial place of posting shall be at Noida, Uttar Pradesh. However, your services are transferable and you may be assigned / transferred in India or outside India to serve the Company or any of its group companies. It is a condition to your employment that you comply with any such requirements of the Company. The transfer will not deem to constitute a change in your conditions of service.

2.2	Notwithstanding the above, you may however be required to work at any other place that the Company may deem fit and as may be required from time to time. You may also be seconded, deputed or transferred to any other company associated to the Company whether in India or abroad.

Exl Service.com (I) Pvt. Ltd.

A 48, Sector 58, Noida, (UP) 201 301, India Tel. 91 (120) 2445900 Fax 91 (120) 2490304

Registered Office 103A, Ashoka Estate, Barakhamba Road, New Delhi 110 001, India

2.3	Your place of work shall change in case of any relocation of the Company’s offices, for which you shall not be entitled to any compensation.

3.	PERFORMANCE OF DUTIES

3.1	You shall be assigned with all the duties and responsibilities of the Chief Financial Officer and such other duties on behalf of the Company, as may be reasonably assigned from time to time by the Company’s management.

3.2	You shall, at all times, be required to carry out the duties and responsibilities assigned to you by the Company, faithfully and diligently and in compliance with the established policies and procedures, endeavoring to the best of your ability to protect and promote the interests of the Company.

3.3	You shall not, during the term of your employment, except with the written permission of the Company, engage directly or indirectly, whether part-time or full time, in any other business, occupation or activity, whether as a principal, agent or otherwise, which will be detrimental, whether directly or indirectly, to the Company’s interests. It is clarified that such written permission as mentioned herein does not create any right in your favor or obligation on the Company. It shall be on the sole and exclusive discretion of the Company to grant or not to grant such permission.

3.4	You shall use the office of the Company only for rendering such services for which you have been appointed.

3.5	You are expected to attend office, except when traveling on business, during the working hours / shifts as may be decided by the Company. The Company practices a 48-hour workweek for all staff and management employees. Actual work timings and shifts may vary from time to time based on business and customer service requirements.

4.	COMPENSATION

4.1

As compensation for services to be rendered, you shall be paid a Basic salary of Rupees 6,187,500.00 per annum. The salary shall be payable on monthly basis in arrears on or about the last working day of each calendar month, but in no case later than the 7th day of the succeeding calendar month. Other allowances and benefits payable shall be as detailed in Appendix 1 hereto.

4.2	You will be entitled to a signing bonus of Rupees 1,250,000 (Twelve Lakhs and Fifty Thousand) payable within 60 days following your first day of work. As per the policy of the Company, the signing bonus is regarded as an advance to you for the first 18 months of your employment with the Company and is subject to you remaining actively employed with the Company for at least eighteen months following the Joining Date. Should you resign without Good Reason (as defined in the Letter Agreement between you and ExlService Holdings, Inc. dated as of June 1, 2009 (the “Letter Agreement”)), or your employment be terminated for Cause (as defined in the Letter Agreement) prior to completing eighteen months of service with the Company, you will be required to refund this amount to the Company.

4.3	You will be eligible to receive an annual cash bonus (the “Target Bonus”) in respect of each calendar year equal to 50% of your Fixed Cost, as set forth on the Annexure on page (such Fixed Cost, the “Base Salary”), subject to achievement of the following objectives:

•	60% of your total bonus potential shall depend on the achievement of corporate revenue and EBIT targets set each calendar year; and

•	40% of your total bonus potential shall depend on achievement of personal objectives set for each calendar year, which will be mutually agreed upon with the Chief Executive Officer.

You may be eligible for a bonus payment in excess of 50% of your Base Salary, if and to the extent targets and objectives are exceeded, but in no event will your annual bonus exceed 100% of your Base Salary.

Your annual bonus will be paid no later than the end of April following the end of the preceding calendar year. You must be actively employed by the Company and must not have previously given notice of your intention to terminate your employment on the date bonuses are paid to other executives of the Company for you to be eligible for receipt. Any bonus paid in respect of 2009 will be pro-rated to the Joining Date.

4.4	The Compensation Committee of the Board of Directors of ExlService Holdings, Inc. will grant you a stock option in respect of 100,000 shares of common stock of ExlService Holdings, Inc. Your stock option grant will be made under the ExlService Holdings, Inc. 2006 Omnibus Award Plan (the “Omnibus Plan”) on the later of June 1, 2009 and your first day of service as an officer of ExlService Holdings, Inc. The terms of your stock option grant will be set forth in a definitive award agreement issued to you under the Omnibus Plan on or after your first day as an officer of ExlService Holdings, Inc., and your stock option will vest and become exercisable as to 10%, 20%, 30% and 40% of the option shares on of the first, second, third and fourth respective anniversaries of the date of grant of the stock option.

4.5	The payment of all compensation shall be made in accordance with the relevant policies of the Company in effect from time to time, including normal payroll practices, and shall be subject to income tax deductions at source, as applicable. All requirements under Indian tax laws, including tax compliance and filing of tax returns, assessment etc. of your personal income, shall be fulfilled by you.

4.6	The compensation paid to you has taken into consideration the status and responsibilities of the appointment and as such, you will not be entitled to any other payment by way of any other allowances.

4.7	By accepting this offer you authorize the Company to deduct from your remuneration on termination of employment (including salary, salary in lieu of notice, holiday pay and sick pay, etc.) all debts owed by you to the Company or any of its group companies or any fine imposed by the Company as a discretionary penalty pursuant to the Company’s disciplinary procedure.

5.	CONFIDENTIALITY

5.1	The term “Confidential Information” shall include all information, whether written or oral, that is not known by, or not generally available to, the public at large and that concerns the business, activities, financial affairs, trade secrets, technology of the Company or otherwise relates to the Company, in any manner whatsoever, its customers, their clients, suppliers and other businesses or entities, with whom the Company does business, which may come to your knowledge or possession during the tenure of your employment with the Company. You shall hold such Confidential Information in trust and confidence and not disclose or divulge such Confidential Information to any other person or entity or use any such Confidential Information for your own benefit or the benefit of any other party, unless so authorized by the Company or required to be so disclosed or divulged in the course of the proper execution of your duties. You agree to sign the ‘Confidentiality and Non Compete Agreement’ in the form annexed to this letter.

5.2	You undertake not to make copies or duplicates of any Confidential Information or other sensitive property or materials of the Company, including but not limited to keys, access cards, diskettes, programs, photographs or such other proprietary information relating to the Company’s business.

5.3	You shall keep strictly confidential, details of your salary and employment benefits within and outside the Company.

5.4	You agree and confirm that the terms and conditions of this Clause 5 shall survive the termination or discontinuation of your services with the Company.

6.	INTELLECTUAL PROPERTY RIGHTS

You shall be required to disclose promptly, completely and in writing to the Company any discovery, invention, methodology or improvements made thereto, process, software applications or products, conceived, developed or discovered by you, either individually or jointly with others, during your employment (“Inventions”) and such Inventions whether or not patent applications are filed thereon shall at all time belong absolutely to and be the sole and absolute property of the Company. You agree to treat such Inventions as Company proprietary and confidential and to use such Inventions solely for the benefit of the Company. You agree to assign to the Company any and all rights, title and interest, including, but not limited to, copyrights, trade secrets and proprietary rights to the Inventions, information, materials, products and deliverables developed during the performance of services to the Company. You agree that all the work performed by you and all Inventions, information, materials, products and deliverables developed by you while in the employment of the Company shall be the exclusive property of the Company and all title and interest therein shall vest in the Company. All such Inventions, information, materials, products and deliverables shall be deemed to be “works made for hire” under the United States Copyright Laws. If and when required by the Company, you shall at the Company’s expense take out or apply for letters patent, licenses or other rights, privileges or protection, as may be directed by the Company in respect of such Inventions, so that the benefit thereof accrues to the Company. You shall execute and do all instruments, acts, deeds and other things, which may be required by the Company for assigning, licensing any Inventions made during the employment, which shall vest with the Company including the name and all benefits arising in respect thereof.

Pursuant to its exclusive proprietary rights, the Company shall have the sole and exclusive right inter-alia to use, modify or adapt the Inventions, information, materials, products or deliverables developed by you during the performance of your services as an employee of the Company.

7.	Disciplinary Action Procedure

Any breach of the Company’s Code of Conduct, failure to attain or maintain a satisfactory work standard or any misconduct by an employee will be regarded as a disciplinary or capability matter. Your immediate superior will normally deal with minor disciplinary matters. The procedure for more serious offences including major misconduct shall be as set out under the Code of Conduct.

8.	Code of Conduct

You shall abide and be bound by the Company’s Code of Conduct, and the Code of Conduct will form a part of this contract of employment. The Code of Conduct may be changed at any time at the discretion of the Company and the changed Code of Conduct shall thereupon bind you. You will also carry out and abide by any instruction, policy issued by the Company from time to time.

9.	TERMINATION OF EMPLOYMENT AND RETIREMENT

9.1	At any stage of your employment, you may terminate your employment without Good Reason (as defined in the Letter Agreement) by giving three months notice in writing to the Company or in lieu thereof a sum equal to the amount or pro-rated amount of salary which would have accrued to you during the period or remaining period of notice. If the Company terminates your employment without Cause, the Severance provisions in the Letter Agreement will apply.

9.2	After either you or the Company have given the other party notice of your termination of employment, you shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of your responsibilities and ensure that the Company is aware of all matters being handled by you. The Company reserves the right not to relieve you of your employment in the event that all the Company’s documents / property / Confidential Information in your custody have not been properly handed over by you to an authorized representative of the Company.

9.3	Upon termination of your employment with the Company for any reason, you shall promptly return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company, and return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing Confidential Information or relating to the business or proposed business of the Company or its subsidiaries or affiliates.

9.4	The Company reserves the right during any period of notice of termination of employment to exclude you from the premises of the Company, or to require you to carry out specified duties at premises other than those referred to in paragraph 3.1 above, or to carry out no duties, and to instruct you not to communicate with clients, employees, agents or representatives of the Company until your employment has been terminated, provided that you will continue to be paid and to enjoy normal contractual benefits during any such period. You will not be entitled to engage in any other employment, work or business during the notice period.

9.5	You shall retire on your 58th birthday or the last day before that, if your birthday does not fall on a working day.

9.6	Notwithstanding anything contained in clause 9.1, the Company reserves the right to terminate your employment for Cause (as defined in the Letter Agreement) without giving any notice period or pay in lieu thereof.

10.	RELOCATION

10.1	The Company will provide you with a monthly housing reimbursement for your family in Melbourne, Australia, not to exceed Rupees 100,000 per month. The monthly housing reimbursement will end on December 31, 2009. You will be solely responsible for any tax liability arising from the housing allowance.

The Company will also provide a total of four round trip and four one way business class airfare tickets for travel between Melbourne, Australia and New Delhi, India for you and your family.

The Company will also reimburse you up to Rupees 500,000 for actual documented moving expenses incurred by the relocation of your personal effects from Melbourne, Australia to New Delhi, India.

We will provide up to Rupees 50,000 to help cover any documented costs of tax filing and tax advisory services you incur before the first anniversary of your Joining Date.

11.	OTHERS

11.1	You will be bound by the Code of Conduct of the Company and all other rules, regulations, instructions, policies and orders issued by the Company from time to time, in relation to your conduct, discipline and service conditions such as leave, medical, retirement, etc. as if these Code of Conduct, rules, regulations, instruction, policies etc. were part of this agreement.

11.2	You shall inform the Company as soon as possible about any change in your residential address.

11.3	The provisions of this agreement shall be construed and governed in accordance with the laws of India.

Kindly sign and return the duplicate copy of this letter, as a token of your acceptance of the terms and conditions set out herein. Also, please initial each page of the letter.

Please note that by signing this letter agreement, you have agreed to accept the employment with the Company on the terms and conditions set out herein. Upon your signature and return to us, this offer letter will be treated as an employment agreement and the terms and conditions of this agreement shall govern your employment with the Company.

This offer shall automatically stand revoked in the event of your not joining the Company on or before the date mentioned in this employment offer and agreement.

It is a pleasure to welcome you as a member of exl Service.com (India) Private Limited. We are confident that your employment with the Company will prove mutually beneficial & rewarding, and we look forward to having you join us.

Yours truly,

for exl Service.com (I) Pvt. Ltd.

/s/ Amitabh Hajela
Amitabh Hajela
Vice President & Global Head of HR

I accept the offer on the terms and conditions as described in this letter.

/s/ Vishal Chhibbar
Vishal Chhibbar

5th May, 2009
Date

Appendix 1

COMPENSATION & BENEFITS

•

You shall be eligible for House Rent Allowance of 60% of your annual basic salary. The Company may provide Company Leased Accommodation in accordance with its internal policies, where the cost to the company shall be limited to the above mentioned amount.

•	As per the policies and procedures of the Company, you shall be eligible for leave travel concession of 8.33% of your annual basic salary.

•

You shall be entitled to avail Medical Reimbursements of up to Rupees 15,000.00 per annum, against actual medical expenses on self and family, subject to your providing bills/invoices/other documentary evidence in respect of the same.

•	You shall receive an Ad-hoc Allowance of Rupees 1,301,462.00 per annum, which will be paid in accordance with the prevailing policy of the Company.

•	The Company shall provide you with a car commensurate with your job and position. The annual cost of providing this car shall not exceed Rupees 750,000.00 per annum.

•	You shall be provided with superannuation benefits of Provident Fund and Gratuity in accordance with the applicable statutory requirements.

•

You shall be covered under a comprehensive medical insurance coverage (under Mediclaim Policy) for self, spouse, 2 dependent children and personal accident insurance coverage as per the Company policy for self only.

Notes:

•

The cost to the Company for the above mentioned benefits will be limited to the amount mentioned hereinabove. If any of the above-mentioned benefits becomes chargeable to tax because of any reason whatsoever, it is hereby clarified that it would be your responsibility to pay the taxes, if any. The Company will, in no case, be responsible for the same.

•

The benefits under the above schemes will be governed by the Company’s rules and regulations framed in this regard. It is the absolute discretion of the management to decide whether any particular benefit will be provided to you or not.

Business Related Expenses

You shall be reimbursed business related expenses as per the following specifications and annualized limits.

Vehicle Running and Maintenance: Actual expenses incurred towards petrol / diesel and maintenance of vehicle shall be reimbursed up to a maximum of Rupees 120,000.00 per annum. This will be reimbursed to you on production of bills.

Driver’s Wages: Actual expenses incurred towards paying wages to your driver shall be reimbursed up to a maximum of Rupees 108,000.00 per annum. This will be reimbursed upon submission of stamped receipt from your driver and a copy of his driving license.

Details of Business Related Expenses policy shall be explained after your joining.

CONFIDENTIALITY AND NON COMPETITION AGREEMENT

As a condition of my provision of services to or on behalf of exl Service.com (I) Pvt. Ltd. or any of its affiliates (hereinafter referred to “the Company”), I make the following statements with the understanding and intent that they be relied on by the Company in entering into an agreement and by the Company in extending its offer of employment. I acknowledge and understand that in providing services to and on behalf of the Company, I will have access to Confidential and Proprietary Information (as defined hereunder).

I understand that the term “Confidential and Proprietary Information” shall include all information, whether written or oral, that is not known by, or not generally available to, the public at large and that concerns the business, activities, financial affairs, trade secrets, technology of the Company or otherwise relates to the Company, in any manner whatsoever, its customers, their clients, suppliers and other businesses or entities, with whom the Company does business, which may come to your knowledge or possession during the tenure of your employment with the Company.

I agree that during the period in which I provide services to the Company:

1.	I will use my best efforts and exercise the utmost diligence in keeping confidential, all Confidential and Proprietary Information, including but not limited to innovations, processes, methodologies, software applications or products, business and strategic plans and initiatives, financial information and similar information unless lawfully made available by a client or the Company concerning any client of the Company or by the Company itself which I may learn, acquire or get possession of, during the course of or by virtue of my provision of consulting services to the Company. I will use such materials and information relating to Confidential and Proprietary Information solely for the benefit of the Company and its clients and will not use such information for any other entities or persons. At the conclusion of my relationship with the Company I will return any material relating to Confidential and Proprietary Information and any copies thereof.

2.	I agree not to keep at any time on my person or in my possession, except in the necessary performance of my duties, any non- public material acquired by me, whether produced by me or by employees or agents of the Company or any client. I agree to safeguard all such Confidential and Proprietary Information materials while they are in my possession, and to surrender them and all copies, which have been made of them to the Company upon termination of my relationship with the Company.

3.	I will at all times exercise discretion in discussing with others the affairs of clients, avoiding unnecessary identification of names, places, and other specifics, and I will take reasonable precautions to make sure that such discussions cannot be overheard, and electronic communications cannot be intercepted either by client’s employees or outside persons.

4.	I will not make any private use of Confidential and Proprietary Information that may come to my attention because of my employment with the Company, nor will I pass such Confidential and Proprietary Information on to anyone else. I understand the term “use” includes, but is not limited to, anyone’s purchase or sale of securities influenced by such Confidential and Proprietary Information, access to which is directly or indirectly due to my relationship with the Company.

5.

I agree to disclose and assign promptly, completely and in writing to the Company any inventions, whether or not patentable, and including but not limited to, any innovations on processes, methodologies, software applications or products which I discover, conceive and/or develop, either individually or jointly with others, during the term of my professional relationship with the Company (“Inventions”). I understand that all inventions which I do hereby assign are and shall become the exclusive property of the Company, whether or not patent applications are filed thereon, and I agree to treat such inventions as Company proprietary and confidential information and to use such solely for the benefit of the Company. I hereby assign to the Company any and all rights, title and interest, including, but not limited to, copyrights, trade secrets and proprietary rights to the information, materials, products and deliverables developed during the performance of services to the Company. All work I perform in my professional capacity and all information, materials, products and deliverables developed by me in acting as a consultant to the Company shall be the exclusive property of the Company and all title and interest therein shall vest in the Company. All such information, materials, products and deliverables shall be deemed to be “works made for hire” under the United States Copyright Laws. Pursuant to its exclusive proprietary rights, the Company shall have the sole and exclusive right inter alia to use, modify or adapt the information, materials, products or deliverables that I developed during the performance of services as a consultant to the Company. I agree to provide all necessary assistance required to perfect such assignment of rights defined in this provision.

6.	I will not for a period of two years after the termination of this agreement, whether voluntarily or involuntarily (a) directly or indirectly solicit to provide or provide, without the prior written consent of the Company, any professional services such as those provided by the Company for anyone who is a client of the Company anytime during the twelve months prior to my leaving the Company and for whom I provided any service as an employee of the Company or (b) directly or indirectly, without the prior written consent of the Company, solicit for employment with myself or any Company or entity with which I am associated, any employee of the Company or otherwise disrupt, impair, damage, or interfere with the Company’s relationship with its employees. The non-compete provisions of this paragraph will not apply to a client of the Company for whom I performed services or with whom I had significant professional contact prior to joining the Company and which list of clients I have disclosed to the Company prior to my joining.

7.	If I am directed by any governmental agency or judicial forum or asked to testify concerning any matter learned in the course of services provided to or on behalf of the Company, I will immediately notify the Company before making any disclosures.

8.	I further agree that in the event of termination of this agreement, or my employment with the Company, whether of my own volition or otherwise, for a period of two (2) year thereafter, I shall not directly or indirectly, provide any services to or take up employment with any of the existing customers of the Company.

9.	That in the event I am found to be in breach of this agreement, or my employment contract with the Company, I shall be liable to pay to the Company a sum equivalent to the remuneration / compensation received by me, from the Company, in the last three months immediately preceding the termination. This will in no way effect the other rights which the Company may have against me, especially the right to obtain injunctive relief against me.

/s/ Vishal Chhibbar
Vishal Chhibbar
5th May, 2009

Annexure

Name-Vishal Chhibbar
Date of Joining	June 1, 2009
Designation - Chief Financial Officer

Basic (45% of CTC)	6,187,500
Housing - 60% of Basic	3,712,500
Leave Travel - 8.33% of Basic	515,419
Medical	15,000
Ad-Hoc Allowance	1,301,462

Business Related Expenses
Vehicle Running & Maintenance	120,000
Driver’s Wages	108,000

Company Car	750,000

Retirals
Provident Fund -12% of Basic	742,500
Gratuity - 4.81% of Basic	297,619

Fixed Cost	13,750,000